Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sierra Health Services, Inc.:

We consent to the incorporation by reference in this Registration Statement of Sierra Health Services, Inc. on Form S-8 of our report dated March 4, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph on the Company's adoption of Statement of Accounting Standards No. 142, "Goodwill and Other Intangible Assets" appearing in the Annual Report on Form 10-K of Sierra Health Services, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
May 27, 2004